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EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Numbers 333-132016, 333-99481, 333-99353, 333-105336, 333-86164 and 333-77573 on Form
S-8, Registration Statement Number 333-87999 on Form S-3 and Post Effective Amendment No. 1 to Registration Statement 333-88632 on Form S-3 to Form S-4 of TD AMERITRADE Holding Corporation (formerly Ameritrade Holding Corporation) of our report dated December 13, 2005, relating to the consolidated balance sheet of TD AMERITRADE Holding Corporation and subsidiaries as of September 30, 2005 and the related statements of income, stockholders' equity and cash flows for each of the fiscal years ended September 30, 2005 and September 24, 2004, appearing in this Annual Report on Form 10-K of TD AMERITRADE Holding Corporation for the year ended September 29, 2006.

                                              /s/ DELOITTE & TOUCHE LLP

Omaha, Nebraska
December 5, 2006